As filed with the Securities and Exchange Commission on November 20, 2007

Registration No. 333-147024

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2 to
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

XTL BIOPHARMACEUTICALS LTD.
(Exact Name of Registrant as Specified in Its Charter)

Israel	98-0487467
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

711 Executive Blvd., Suite Q
Valley Cottage, NY 10989
(845) 267-0707
(Address and Telephone Number of Registrant’s Principal Executive Offices)

Ron Bentsur
Chief Executive Officer
XTL Biopharmaceuticals Ltd.
711 Executive Blvd., Suite Q
Valley Cottage, NY 10989
Telephone: (845) 267-0707
(Name, address, and telephone number, of agent for service)

Copies to:

Mark F. McElreath Alston & Bird LLP 90 Park Avenue New York, New York 10016 Telephone: (212) 210-9595 Facsimile: (212) 210-9444	Ronen Kantor Kantor & Co. Oz House 14 Abba Hilel Silver (12th Floor) Ramat Gan 52506, Israel (011) + 972 3 613 3371

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE(1)

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit		Proposed maximum aggregate offering price		Amount of registration fee
Ordinary Shares, par value NIS 0.02	72,485,020	$0.178	(2)	$12,902,334	(2)	$397	(3)

(1)
A separate registration statement on Form F-6 (Registration No. 333-12696) has been filed for the registration of American Depositary Shares evidenced by American Depositary Receipts issuable upon the deposit of ordinary shares registered hereby. Each American Depositary Share represents ten ordinary shares.

(2)
Estimated solely for the purposes of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act based on the average of the high and low prices of the American Depositary Shares, divided by the ten ordinary shares represented thereby, reported on the Nasdaq Global Market on October 29, 2007.

(3)	Previously paid.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

7,248,502 American Depositary Shares
Each Representing Ten Ordinary Shares

XTL Biopharmaceuticals Ltd.

This prospectus relates to the offer and sale by the Selling Shareholders named herein of up to an aggregate of 72,485,020 ordinary shares in the form of American Depositary Shares, or ADSs, which we refer to herein as “Shares,” of XTL Biopharmaceuticals Ltd., an Israeli public limited liability company. Each ADS represents ten ordinary shares. The ADSs are evidenced by American Depositary Receipts, or ADRs. The Selling Shareholders may, from time to time, sell any or all of their ADRs on the Nasdaq Global Market or in private transactions using any of the methods described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale of ADRs by the Selling Shareholders. We issued these ordinary shares to the Selling Shareholders in a private transaction.

ADRs representing our ordinary shares are quoted on the Nasdaq Global Market under the symbol “XTLB.” Our ordinary shares are traded on the Tel Aviv Stock Exchange under the symbol “XTL.” On November 19, 2007, the closing price of our ADRs on the Nasdaq Global Market was $1.97 per ADR and the closing price of our ordinary shares on the Tel Aviv Stock Exchange was NIS 7.25 per share.

Investing in these securities involves certain risks. You should refer to the “Risk Factors” included in our annual report on Form 20-F for the year ended December 31, 2006, which is incorporated by reference herein, and carefully consider that information before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is November 20, 2007.

TABLE OF CONTENTS

Important Information About This Prospectus	3
Where You Can Find More Information	3
Cautionary Note Regarding Forward Looking Statements	4
Prospectus Summary	5
The Offering	6
Capitalization	7
Use of Proceeds	7
Selling Shareholders	8
Plan of Distribution	12
Expenses of the Issue	13
Description of Share Capital	13
Description of American Depositary Receipts	14
Indemnification for Liabilities	20
Legal Matters	20
Experts	20
Financial Statements as of June 30, 2007	21

IMPORTANT INFORMATION ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, on Form F-3 on October 30, 2007. We incorporate by reference herein certain filings with the SEC. You should rely only on the information contained in this prospectus and any filings incorporated by reference herein. We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus may be used only where it is legal to sell these securities. You should not assume that the information contained in this prospectus or information incorporated by reference herein or therein, is current as of any date other than the date of such information. Our business, financial condition, results of operations and prospects may have changed since that date.

We urge you to read this prospectus and other offering material together with the additional information described under the heading “Where You Can Find More Information.”

The terms “we,” “our,” “ours” and “us” refer to XTL Biopharmaceuticals Ltd. and our consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act of 1933, as amended, or the Securities Act, with respect to our ADRs offered hereby. This prospectus, which forms part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Some items are omitted in accordance with the rules and regulations of the SEC. For further information about us and our ordinary shares and our ADRs, we refer you to the registration statement and the exhibits and schedules to the registration statement filed as part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit are qualified in all respects by reference to the actual text of the exhibit. You may read and copy the registration statement, including the exhibits and schedules to the registration statement, along with any other reports we have filed with the SEC, including our annual reports on Form 20-F and periodic reports on Form 6-K, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site at www.sec.gov, from which you can electronically access the registration statement, including the exhibits and schedules to the registration statement.

We are “incorporating by reference” into this prospectus certain documents we file with the SEC, which means that we can disclose important information to you by referring you to these documents. The information in the documents incorporated by reference is considered to be part of this prospectus. We incorporate by reference:

•	our annual report on Form 20-F for the fiscal year ended December 31, 2006, filed with the SEC on March 23, 2007;

•
our current reports on Form 6-K filed with the SEC on March 29, 2007 (Film No. 07728344), June 11, 2007, August 15, 2007, August 28, 2007, September 10, 2007, September 17, 2007, September 26, 2007, October 2, 2007, October 25, 2007 and October 31, 2007;

•	all future annual reports on Form 20-F; and

•
any future reports on Form 6-K that we so indicate are incorporated by reference, that we may file with or furnish to the SEC under Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until all the securities offered by this prospectus are sold.

Information contained in this prospectus updates, modifies or supersedes, as applicable, the information contained in earlier-dated documents incorporated by reference. Information in documents that we file with the SEC after the date of this prospectus will automatically update and supersede information in this prospectus or in earlier-dated documents incorporated by reference.

Upon written or oral request, we will provide a copy of the documents we incorporate by reference (including any exhibits specifically incorporated by reference in such documents), at no cost, to any person to whom this prospectus is delivered. To request a copy of any or all of these documents, you should write or telephone us at: 711 Executive Blvd., Suite Q, Valley Cottage, New York 10989 (telephone: 845-267-0707). Our primary internet address is www.xtlbio.com. None of the information on our website is incorporated by reference into this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain matters discussed in this prospectus may constitute forward-looking statements for purposes of the Securities Act, and the Exchange Act, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. The words “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “estimate,” and similar expressions are intended to identify such forward-looking statements. Our actual results may differ materially from the results anticipated in these forward-looking statements due to a variety of factors, including, without limitation, those discussed under “Risks Factors” in our Annual Report on Form 20-F, as well as factors which may be identified from time to time in our other filings with the SEC, or in the documents where such forward-looking statements appear. All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by these cautionary statements.

The forward-looking statements contained in this report reflect our views and assumptions only as of the date this report is signed. Except as required by law, we assume no responsibility for updating any forward-looking statements.

PROSPECTUS SUMMARY

The following is a summary of selected information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before deciding to invest in our ordinary shares or ADRs. You should read this entire prospectus carefully, especially the section entitled “Risk Factors” and the financial statements and the notes to the financial statements at the end of the prospectus. Unless the context requires otherwise, references in this prospectus to “XTLbio,” the “Company,” “we,” “us” and “our” refer to XTL Biopharmaceuticals Ltd. and our wholly-owned subsidiaries, XTL Biopharmaceuticals, Inc. and XTL Development, Inc. We have prepared our consolidated financial statements in United States dollars and in accordance with United States generally accepted accounting principles, or U.S. GAAP. All references herein to “dollars” or “$” are to United States dollars, and all references to “Shekels” or “NIS” are to New Israeli Shekels.

XTL BIOPHARMACEUTICALS LTD.

We are a biopharmaceutical company engaged in the development of therapeutics for the treatment of neuropathic pain and hepatitis C. We are developing Bicifadine, a serotonin and norepinephrine reuptake inhibitor, for the treatment of diabetic neuropathic pain. We are also developing several novel pre-clinical hepatitis C small molecule inhibitors. We also have an active in-licensing and acquisition program designed to identify and acquire additional drug candidates.

Our ADRs are quoted on the Nasdaq Global Market under the symbol “XTLB.” Our ordinary shares are traded on the Tel Aviv Stock Exchange under the symbol “XTL.” We operate under the laws of the State of Israel, under the Israeli Companies Act, and in the US, we operate subject to the Securities Act, the Exchange Act and the regulations of the Nasdaq Global Market.

Our principal offices are located at 711 Executive Blvd., Suite Q, Valley Cottage, New York 10989, and our telephone number is 845-267-0707. The principal offices of XTL Biopharmaceuticals, Inc., our wholly-owned US subsidiary and agent for service of process in the US, are located at 711 Executive Blvd., Suite Q, Valley Cottage, New York 10989, and its telephone number is 845-267-0707. Our primary internet address is www.xtlbio.com. None of the information on our website is incorporated by reference into this prospectus.

THE OFFERING

Securities offered hereby	72,485,020 ordinary shares, par value NIS 0.02 per share, in the form of ADRs.

Use of proceeds	We will not receive any proceeds from the sale of ADRs by the Selling Shareholders.

ADRs	Each ADR represents the right to receive ten ordinary shares. See “Description of American Depositary Shares.”

•  The depositary will hold the shares underlying your ADRs. You will have rights as provided in the deposit agreement.

•  We do not expect to pay dividends in the foreseeable future. If, however, we declare dividends on our ordinary shares, the depositary will pay you the cash dividends and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

•  You may turn in your ADRs to the depositary in exchange for our ordinary shares. The depositary will charge you fees for any such exchange.

•  We may amend or terminate the deposit agreement without your consent. If you continue to hold your ADRs, you agree to be bound by the deposit agreement, as amended.

Depositary	The Bank of New York

Timing and Settlement for ADRs
The ADRs will be deposited with a custodian for, and registered in the name of a nominee of, The Depository Trust Company, or DTC, in New York, New York. DTC and its direct and indirect participants will maintain records that will show the beneficial interests in the ADRs and facilitate any transfer of the beneficial interests.

Nasdaq Stock Market symbol for ADRs	“XTLB”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2007 as adjusted to reflect this offering of ordinary shares.

You should read this table in conjunction with “Selected Financial Data” and our consolidated financial statements and related notes included in our most recent annual report and in conjunction with our most recent interim report, included herewith.

(In thousands, except per share amounts)	As of June 30, 2007 (unaudited)	Private Placement November 2007(1)	Pro forma As Adjusted
Cash, cash equivalents and short-term bank deposits	$12,636	$9,025	$21,661
Shareholders’ equity:
Ordinary shares of NIS 0.02 par value (300,000,000 authorized as of June 30, 2007; 500,000,000 authorized pro forma as adjusted; 220,154,349 issued and outstanding as of June 30, 2007; 292,639,369 issued and outstanding pro forma as adjusted)	1,072	363	1,435
Additional paid in capital	137,583	8,662	146,245
Deficit accumulated during development stage	(129,572)	-	(129,572)
Total shareholders’ equity	9,083	9,025	18,108
Total capitalization	$9,083	$9,025	$18,108

(1) Selling Shareholders received ADRs representing our ordinary shares as the result of a private placement of our ordinary shares pursuant to a securities purchase agreement dated as of October 25, 2007. Following the effectiveness of the registration statement of which this prospectus is a part, the ADRs will be issued to the Selling Shareholders.

USE OF PROCEEDS

We will not receive any proceeds from the sale of ADRs by the Selling Shareholders.

SELLING SHAREHOLDERS

The Selling Shareholders received ADRs representing our ordinary shares as the result of a private placement of our ordinary shares pursuant to a securities purchase agreement dated as of October 25, 2007. Following the effectiveness of the registration statement of which this prospectus is a part, the ADRs will be issued to the Selling Shareholders. Selling Shareholders, including any non-sale transferees, pledges or donees or their successors, may from time to time offer and sell any or all of the ADRs representing ordinary shares pursuant to this prospectus.

The Selling Shareholders may offer all, some or none of the ADRs. Because the Selling Shareholders may offer all or some portion of the ADRs, no estimate can be given as to the amount of ADRs that will be held by the Selling Shareholders upon termination of any sales.

The information in the following table was provided at the time of the signing of the securities purchase agreement dated as of October 25, 2007. We make no representation as to its accuracy as of the date of this prospectus, as some of these Selling Shareholders may have sold their ADRs without notifying us.

Name and Address of Selling Shareholder	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby beneficially owned as of the date hereof (1)
Gadi Ben Ari 6 Hashaked Street Caesarea, Israel	60,000	0
Cat Trail Private Equity, LLC 8 Wells Hill Road Weston, Connecticut 06883	370,371	0
Clearwater Fund, I L.P. 611 Druid Road East, Suite 200 Clearwater, Florida 33756	185,185	0
Clearwater Offshore Fund, Ltd. c/o GTC Corporate Services, Ltd. Sassoon House Shirley Street & Victoria Avenue P.O. Box 55-5383 Nassau, Bahamas	185,185	0
Delaware Charter Guarantee and Trust Steven Oliviera (Trustee) 18 Fieldstone Ct. New City, New York 10956	375,000	0
Kenneth Hoberman 28 Avenue at Port Imperial #327 West New York, NJ 07657	55,556	0
Iroquois Master Fund Ltd. 641 Lexington Avenue 26th Floor New York, New York 10022	111,112	0
The Israel Aircraft Industries Worker Provident Fund Ben Gurion International Airport, 70100 Israel	750,000	0

Name and Address of Selling Shareholder	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby beneficially owned as of the date hereof (1)
Gregory Kiernan 191 King Street Chappaqua, New York 10514	185,186	0
James D. Kuhn 125 Park Avenue, 11th Floor New York, New York 10017	250,000	0
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Meitav Tagmulim Clali Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	73,037	0
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Meitav Histalmut Clali Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	48,148	0
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Meitav Pizuim Clali Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	14,815	0
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Meitav Tagmulim Shares Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	1,481	0
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Meitav Histalmut Shares Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	741	0
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Meitav Chisachon Gemel Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	11,852	0
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Meitav Chisachon Histalmut Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	8,889	0
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Meitav Chisachon Pizuim Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	1,852	0

Name and Address of Selling Shareholder	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby beneficially owned as of the date hereof (1)
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Yerushalayim Gemel Zahav Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	1,852	0
Meitav Gemel Ltd.: The Managing Company of the Provident Fund Yerushalayim Histalmut Zahav Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	296	0
Meitav Mishan Ltd.: The Managing Company of the Provident Fund Meitav Mishan Gemel Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	15,185	0
Meitav Mishan Ltd.: The Managing Company of the Provident Fund Meitav Mishan Histalmut Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	3,704	0
Meitav Mishan Ltd.: The Managing Company of the Provident Fund Meitav Mishan Pizuim Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	1,111	0
Meitav Pension Ltd. Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	2,223	0
Meitav Underwriting Ltd. Provident Funds Management Museum Tower 4 Berkowitz N Street Tel Aviv, Israel	111,112	0
James F. Oliviero III 220 Riverside Blvd., Apt 6A New York, New York 10069	5,500	0
Perceptive Life Sciences Master Fund Ltd. 499 Park Avenue 25th Floor New York, New York 10022	925,926	0
ProMed Offshore Fund, Ltd. c/o ProMed Management, Inc. 237 Park Avenue, 9th Floor New York, New York 10017	52,500	0

Name and Address of Selling Shareholder	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby	Number of ADRs representing ordinary shares obtained as the result of the private placement and registered hereby beneficially owned as of the date hereof (1)
ProMed Partners, L.P. c/o ProMed Management, Inc. 237 Park Avenue, 9th Floor New York, New York 10017	317,900	0
Punk Ziegel & Co. 520 Madison Avenue New York, New York 10022	370, 371	0
Quogue Capital LLC 1285 Avenue of Americans, 35th Floor New York, New York 10019	925,000	0
SCO Capital Partners, L.P. 1285 Avenue of the Americas, 35th Floor New York, New York 10019	370,371	0
Senvest Israel Partners LP 110 East 55th Street, Suite 1600 New York, NY 10022	111,112	0
Senvest Master Fund LP 110 East 55th Street Suite 1600 New York, New York 10022	111,112	0
Sonostar Capital Partners LLC 191 King Street Chappaqua, NY 10514	148,149	0
TMW Capital, LLC 48 Route 25A, Suite 305 Smithtown, New York 11787	296,297	0
David TuBoul Gilboa Street #4 Reut, Israel	75,000	0
Antecip Capital LLC 630 Fifth Avenue, Suite 2074 New York, New York 10111	370,371	0
Brian S. Waterman 2 East End Avenue New York, New York 10075	105,000	0
Maniv (Brunstein) Business Promotion and Development Ltd. Habanim 40 St. Ramat-Hasharon, Israel 47223	75,000	0
M.D.K. Inc. 101 Central Park West, Apt. PHC New York, New York 10023	75,000	0
Eyal Carmon POB 6122 Ramat-Hasharon U7284 Israel	90,000	0
Total	7,248,502	0

(1)	Assumes sale of all of the ADRs representing ordinary shares obtained as a result of the private placement, registered and offered hereby.

PLAN OF DISTRIBUTION

The Selling Shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their ADRs on any stock exchange, market or trading facility on which the ADRs are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Shareholders may use any one or more of the following methods when selling ADRs:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the ADRs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales created after the date of the private placement;

•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such ADRs at a stipulated price per ADR;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. Broker-dealers engaged by the Selling Shareholders may arrange for other brokers dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of ADRs, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The Selling Shareholders may from time to time pledge or grant a security interest in some or all of the ADRs owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ADRS from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus.

The Selling Shareholders also may transfer the ADRs in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The Selling Shareholders and any broker-dealers or agents that are involved in selling the ADRs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the ADRs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Selling Shareholders have informed us that none of them have any agreement or understanding, directly or indirectly, with any person to distribute the ADRs.

We are required to pay all fees and expenses that we incur incident to the registration of the ADRs. We have agreed to indemnify the Selling Shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

EXPENSES OF THE ISSUE

The table below itemizes the expenses paid by us in connection with the registration and issuance of the securities being registered by this prospectus.

Placement Agents	$685,000

Securities and Exchange Commission Registration Fee	$397

Legal Fees and Expenses	$40,000

Accountants’ Fees and Expenses	$20,000

Printing and Duplicating Expenses	$5,000

Miscellaneous Expenses	$9,603

Total	$760,000

DESCRIPTION OF SHARE CAPITAL

Share Capital

As of June 30, 2007 and as of September 30, 2007, we had 300,000,000 ordinary shares, par value NIS 0.02, authorized and 220,154,349 and 220,156,932 ordinary shares issued and outstanding, respectively. On October 2, 2007, our shareholders approved an increase in the authorized capital stock of XTL, and we now have, as of the date hereof, authorized capital stock of the company consisting of 500,000,000 ordinary shares. All of the outstanding shares are issued and fully paid.

As of September 30, 2007 an additional 55,516,243 options and warrants were issuable upon the exercise of outstanding options and warrants to purchase our ordinary shares. The exercise price of the options and warrants outstanding is between $0.106 and $2.110 per share.

As of December 31, 2002, we had 300,000,000 ordinary shares, par value NIS 0.02, authorized and 111,165,364 ordinary shares issued and outstanding. Since such date and through September 30, 2007, we have issued an aggregate of 5,000,746 ordinary shares upon the exercise of options. In addition, in August 2004, we issued 56,009,732 ordinary shares pursuant to a placing and open offer for new ordinary shares on the London Stock Exchange, in September 2005, we issued 1,314,420 ordinary shares pursuant to a license agreement and an asset purchase agreement with VivoQuest Inc., and in May 2006, we issued 46,666,670 ordinary shares pursuant to a private placement.

DESCRIPTION OF AMERICAN DEPOSITARY RECEIPTS

American Depository Shares

On the effective date of the registration statement of which this prospectus is a part, we issued and deposited the ordinary shares registered hereby with Bank Hapoalim B.M., The Bank of New York’s custodian in Tel Aviv, Israel. The Bank of New York in turn issued to the Selling Shareholders American Depositary Receipts, or ADRs, representing American Depositary Shares, or ADSs. One ADR represents an ownership interest in ten of our ordinary shares. Each ADR also represents securities, cash or other property deposited with The Bank of New York but not distributed to ADR holders. The Bank of New York’s Corporate Trust Office is located at 101 Barclay Street, New York, NY 10286, U.S.A. Their principal executive office is located at One Wall Street, New York, NY 10286, U.S.A.

You may hold ADRs either directly or indirectly through your broker or other financial institution. If you hold ADRs directly, you are an ADR holder. This description assumes you hold your ADRs directly. If you hold the ADRs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADR holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Because The Bank of New York will actually hold the ordinary shares, you must rely on it to exercise the rights of a shareholder. The obligations of The Bank of New York are set out in a deposit agreement among us, The Bank of New York and you, as an ADR holder. The agreement and the ADRs are generally governed by New York law.

The following is a summary of the agreement. Because it is a summary, it does not contain all the information that may be important to you. For more complete information, you should read the entire agreement and the ADR. Directions on how to obtain copies of these are provided in the section entitled “Where You Can Find More Information.”

Share Dividends and Other Distributions

The Bank of New York has agreed to pay to you the cash dividends or other distributions it or the custodian receives on shares or other deposited securities after deducting its fees and expenses. You will receive these distributions in proportion to the number of shares your ADRs represent.

Cash. The Bank of New York will convert any cash dividend or other cash distribution we pay on the shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the U.S. If that is not possible or if any approval from any government or agency thereof is needed and cannot be obtained, the agreement allows The Bank of New York to distribute the foreign currency only to those ADR holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADR holders who have not been paid. It will not invest the foreign currency and it will not be liable for the interest.

Before making a distribution, any withholding taxes that must be paid under U.S. law will be deducted. See “Taxation—United States Federal Income Tax Considerations—Taxation of Dividends Paid On Ordinary Shares.” The Bank of New York will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when The Bank of New York cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The Bank of New York may distribute new ADRs representing any shares we may distribute as a dividend or free distribution, if we furnish it promptly with satisfactory evidence that it is legal to do so. The Bank of New York will only distribute whole ADRs. It will sell shares which would require it to use a fractional ADR and distribute the net proceeds in the same way as it does with cash. If The Bank of New York does not distribute additional ADRs, each ADR will also represent the new shares.

Rights to receive additional shares. If we offer holders of our ordinary shares any rights to subscribe for additional shares or any other rights, The Bank of New York may make these rights available to you. We must first instruct The Bank of New York to do so and furnish it with satisfactory evidence that it is legal to do so. If we do not furnish this evidence and/or give these instructions, and The Bank of New York decides it is practical to sell the rights, The Bank of New York will sell the rights and distribute the proceeds, in the same way as it does with cash. The Bank of New York may allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them. If The Bank of New York makes rights available to you, upon instruction from you, it will exercise the rights and purchase the shares on your behalf. The Bank of New York will then deposit the shares and issue ADRs to you. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict the sale, deposit, cancellation and transfer of the ADRs issued after exercise of rights. For example, you may not be able to trade the ADRs freely in the U.S. In this case, The Bank of New York may issue the ADRs under a separate restricted deposit agreement which will contain the same provisions as the agreement, except for the changes needed to put the restrictions in place.

Other Distributions. The Bank of New York will send to you anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, The Bank of New York has a choice. It may decide to sell what we distributed and distribute the net proceeds in the same way as it does with cash or it may decide to hold what we distributed, in which case the ADRs will also represent the newly distributed property.

The Bank of New York is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADR holders. We have no obligation to register ADRs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADRs, shares, rights or anything else to ADR holders. This means that you may not receive the distribution we make on our shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

The Bank of New York will issue ADRs if you or your broker deposit shares or evidence of rights to receive shares with the custodian upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees. The Bank of New York will register the appropriate number of ADRs in the names you request and will deliver the ADRs at its office to the persons you request.

You may turn in your ADRs at The Bank of New York’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, The Bank of New York will deliver (1) the underlying shares to an account designated by you and (2) any other deposited securities underlying the ADR at the office of the custodian; or, at your request, risk and expense, The Bank of New York will deliver the deposited securities at its office.

Voting Rights

You may instruct The Bank of New York to vote the shares underlying your ADRs but only if we ask The Bank of New York to ask for your instructions. Otherwise, you won’t be able to exercise your right to vote unless you withdraw the shares. However, you may not know about the meeting enough in advance to withdraw the shares.

If we ask for your instructions, The Bank of New York will notify you of the upcoming vote and arrange to deliver our voting materials to you. The materials will (1) describe the matters to be voted on and (2) explain how you, on a certain date, may instruct The Bank of New York to vote the shares or other deposited securities underlying your ADRs as you direct. For instructions to be valid, The Bank of New York must receive them on or before the date specified. The Bank of New York will try, as far as practical, subject to Israeli law and the provisions of our Articles of Association, to vote or to have its agents vote the shares or other deposited securities as you instruct. The Bank of New York will only vote or attempt to vote as you instruct. However, if The Bank of New York does not receive your voting instructions, it will deem you to have instructed it to give a discretionary proxy to vote the shares underlying your ADRs to a person designated by us provided that no such instruction shall be deemed given and no such discretionary proxy shall be given with respect to any matter as to which we inform The Bank of New York that (x) we do not wish such proxy given, (y) substantial opposition exists, (z) such matter materially affects the rights of the holders of the shares underlying the ADRs.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct The Bank of New York to vote your shares. In addition, The Bank of New York and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

Rights of Non-Israeli Shareholders to Vote

Our ADSs may be freely held and traded pursuant to the General Permit and the Currency Control Law. The ownership or voting of ADSs by non-residents of Israel are not restricted in any way by our Articles of Association or by the laws of the State of Israel.

Fees and Expenses

ADR holders must pay:	For:

$5.00 (or less) per 100 ADSs (or portion thereof)	Each issuance of an ADS, including as a result of a distribution of shares or rights or other property. Each cancellation of an ADS, including if the agreement terminates.

$0.02 (or less) per ADS	Any cash payment.

Registration or Transfer Fees	Transfer and registration of shares on the share register of the Foreign Registrar from your name to the name of The Bank of New York or its agent when you deposit or withdraw shares.

Expenses of The Bank of New York	Conversion of foreign currency to U.S. dollars. Cable, telex and facsimile transmission expenses. Servicing of shares or deposited securities.

$0.02 (or less) per ADS per calendar year (if the depositary has not collected any cash distribution fee during that year)	Depositary services.

Taxes and other governmental charges	As necessary The Bank of New York or the Custodian have to pay on any ADR or share underlying an ADR, for example, stock transfer taxes, stamp duty or withholding taxes.

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADR holders.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADRs or on the deposited securities underlying your ADRs. The Bank of New York may refuse to transfer your ADRs or allow you to withdraw the deposited securities underlying your ADRs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities underlying your ADRs to pay any taxes owed and you will remain liable for any deficiency. If it sells deposited securities, it will, if appropriate, reduce the number of ADRs to reflect the sale and pay to you any proceeds, or send to you any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
Change the nominal or par value of our shares; Reclassify, split up or consolidate any of the deposited securities;
The cash, shares or other securities received by The Bank of New York will become deposited securities. Each ADR will automatically represent its equal share of the new deposited securities. The Bank of New York may, and will if we ask it to, distribute some or all of the cash, shares or other securities it received. It may also issue new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs, identifying the new deposited securities.

Distribute securities on the shares that are not distributed to you; or

Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or takes any similar action.

Amendment and Termination

We may agree with The Bank of New York to amend the agreement and the ADRs without your consent for any reason. If the amendment adds or increases fees or charges, except for taxes and other governmental charges or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses, or prejudices an important right of ADR holders, it will only become effective thirty days after The Bank of New York notifies you of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADR, to agree to the amendment and to be bound by the ADRs and the agreement is amended.

The Bank of New York will terminate the agreement if we ask it to do so. The Bank of New York may also terminate the agreement if The Bank of New York has told us that it would like to resign and we have not appointed a new depositary bank within ninety days. In both cases, The Bank of New York must notify you at least ninety days before termination.

After termination, The Bank of New York and its agents will be required to do only the following under the agreement: (1) advise you that the agreement is terminated, and (2) collect distributions on the deposited securities and deliver shares and other deposited securities upon cancellation of ADRs. After termination, The Bank of New York will, if practical, sell any remaining deposited securities by public or private sale. After that, The Bank of New York will hold the proceeds of the sale, as well as any other cash it is holding under the agreement for the pro rata benefit of the ADR holders that have not surrendered their ADRs. It will not invest the money and will have no liability for interest. The Bank of New York’s only obligations will be to account for the proceeds of the sale and other cash. After termination our only obligations will be with respect to indemnification and to pay certain amounts to The Bank of New York.

Limitations on Obligations and Liability to ADR Holders

The agreement expressly limits our obligations and the obligations of The Bank of New York, and it limits our liability and the liability of The Bank of New York. We and The Bank of New York:

•	are only obligated to take the actions specifically set forth in the agreement without negligence or bad faith;

•	are not liable if either is prevented or delayed by law or circumstances beyond their control from performing their obligations under the agreement;

•	are not liable if either exercises discretion permitted under the agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADRs or the agreement on your behalf or on behalf of any other party; and

•	may rely upon any documents they believe in good faith to be genuine and to have been signed or presented by the proper party.

In the agreement, we and The Bank of New York agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before The Bank of New York will issue or register transfer of an ADR, make a distribution on an ADR, or make a withdrawal of shares, The Bank of New York may require payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the:

•	transfer of any shares or other deposited securities;

•	production of satisfactory proof of the identity and genuineness of any signature or other information it deems necessary, and

•	compliance with regulations it may establish, from time to time, consistent with the agreement, including presentation of transfer documents.

The Bank of New York may refuse to deliver, transfer, or register transfers of ADRs generally when the books of The Bank of New York or our books are closed, or at any time if The Bank of New York or we think it advisable to do so. You have the right to cancel your ADRs and withdraw the underlying shares at any time except:

•
 when temporary delays arise because: (1) The Bank of New York or we have closed its transfer books; (2) the transfer of shares is blocked to permit voting at a shareholders’ meeting; or (3) we are paying a dividend on the shares; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADRs or to the withdrawal of shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the agreement.

Pre-Release of ADRs

In certain circumstances, subject to the provisions of the agreement, The Bank of New York may issue ADRs before deposit of the underlying shares. This is called a pre-release of the ADR. The Bank of New York may also deliver shares upon cancellation of pre-released ADRs (even if the ADRs are cancelled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying shares are delivered to The Bank of New York. The Bank of New York may receive ADRs instead of shares to close out a pre-release. The Bank of New York may pre-release ADRs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made must represent to The Bank of New York in writing that it or its customer owns the shares or ADRs to be deposited; (2) the pre-release must be fully collateralized with cash or other collateral that The Bank of New York considers appropriate; and (3) The Bank of New York must be able to close out the pre-release on not more than five business days’ notice. In addition, The Bank of New York will limit the number of ADRs that may be outstanding at any time as a result of prerelease, although The Bank of New York may disregard the limit from time to time, if it thinks it is appropriate to do so.

Inspection of Books of the Depositary

Under the terms of the agreement, holders of ADRs may inspect the transfer books of the depositary at any reasonable time, provided that such inspection shall not be for the purpose of communicating with holders of ADRs in the interest of a business or object other than either our business or a matter related to the deposit agreement or ADRs.

Book-Entry Only Issuance - The Depository Trust Company

The Depository Trust Company, or DTC, New York, New York, will act as securities depository for the ADRs. The ADRs will be represented by one global security that will be deposited with and registered in the name of Cede & Co. (DTC’s partnership nominee), or such other name as may be requested by an authorized representative of DTC. This means that we will not issue certificates to you for the ADRs. One global security will be issued to DTC, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased the ADRs. Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees, and their successors may transfer a global security as a whole to one another. Beneficial interests in the global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the provisions of Section 17A of the Exchange Act . DTC holds securities that its participants (direct participants) deposit with DTC. DTC also records the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participant’s accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

DTC’s book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant. The rules that apply to DTC and its participants are on file with the SEC.

DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is, in turn, owned by a number of DTC’s direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

When you purchase ADRs through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the ADRs on DTC’s records. Since you actually own the ADRs, you are the beneficial owner and your ownership interest will only be recorded on the direct (or indirect) participants’ records. DTC has no knowledge of your individual ownership of the ADRs. DTC’s records only show the identity of the direct participants and the amount of ADRs held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You will receive these from your direct (or indirect) participant. Thus the direct (or indirect) participants are responsible for keeping accurate account of the holdings of their customers like you.

We will wire dividend payments to DTC’s nominee, and we will treat DTC’s nominee as the owner of the global security for all purposes. Accordingly, we will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security.

Any redemption notices will be sent by us directly to DTC, who will in turn inform the direct participants, who will then contact you as a beneficial holder.

It is DTC’s current practice, upon receipt of any payment of dividends or liquidation amount, to credit direct participants’ accounts on the payment date based on their holdings of beneficial interests in the global securities as shown on DTC’s records. In addition, it is DTC’s current practice to assign any consenting or voting rights to direct participants whose accounts are credited with preferred securities on a record date, by using an omnibus proxy. Payments by participants to owners of beneficial interests in the global securities, and voting by participants, will be based on the customary practices between the participants and owners of beneficial interests, as is the case with the ADRs held for the account of customers registered in “street name.” However, payments will be the responsibility of the participants and not of DTC or us.

ADRs represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

•	DTC is unwilling or unable to continue as depositary or if DTC ceases to be a clearing agency registered under applicable law and a successor depositary is not appointed by us within 90 days; or

•	we determine not to require all of the ADRs to be represented by a global security.

If the book-entry only system is discontinued, the transfer agent will keep the registration books for the ADRs at its corporate office.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources we believe to be reliable, but we take no responsibility for the accuracy thereof.

INDEMNIFICATION FOR LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

LEGAL MATTERS

Our legal advisers are Alston & Bird LLP, 90 Park Avenue, New York, New York 10016, United States of America, and Kantor & Co., Oz House, 14 Abba Hilel Silver (12th Floor), Ramat Gan 52506, State of Israel.

EXPERTS

The financial statements of XTL Biopharmaceuticals Ltd. as of December 31, 2006 and 2005, and for each of the years in the three-year period ended December 31, 2006, and for the period from March 9, 1993 (inception) to December 31, 2006 included in this prospectus on Form F−3 have been so included in reliance on the report of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., an independent registered public accounting firm, Trade Tower, 25 Hamered Street, Tel Aviv 68125, Israel, except with respect to the period from March 9, 1993 to December 31, 2000 which is included in reliance on the report of Somekh Chaikin a member firm of KPMG International, an independent registered public accounting firm, KPMG Millennium Tower, 17 Ha’arba’a Street, Tel Aviv, 64739, Israel, which reports are incorporated by reference herein and upon the authority of said firms as experts in auditing and accounting.

With respect to the unaudited financial information of XTL Biopharmaceuticals Ltd. for the six month periods ended June 30, 2007 and 2006 included with this prospectus, Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated August 14, 2007, included herewith, states that they did not audit and they do not express an opinion on that unaudited financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., within the meanings of Sections 7 and 11 of the Act.

Kesselman & Kesselman Certified Public Accountants Trade Tower, 25 Hamered Street Tel Aviv 68125 Israel P.O Box 452 Tel Aviv 61003 Telephone +972-3-7954555 Facsimile +972-3-7954556

August 14, 2007

The Board of Directors of
XTL Biopharmaceuticals Ltd.

Re:	Review of unaudited interim consolidated financial statements for the six months ended June 30, 2007

At your request, we have reviewed the interim consolidated balance sheet of XTL Biopharmaceuticals Ltd. (hereafter - the Company) and its subsidiaries at June 30, 2007 and the interim consolidated statements of operations, changes in shareholders’ equity and cash flows for the six month period then ended. We have also reviewed the consolidated statements of operations and cash flows for the period from March 9, 1993 (incorporation date) to June 30, 2007 (the amounts included therein, which relate to the period through December 31, 2000, are based on the financial statements for 2000, which were audited by another accounting firm). These interim condensed consolidated financial statements are the responsibility of the Company’s management.

Our review was performed in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

In performing our review, nothing came to our attention that indicated that material adjustments should be made to the interim condensed consolidated financial statements referred to above in order for them to be considered as having been prepared in accordance with the accounting principles generally accepted in the United States.

The condensed interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the condensed interim consolidated financial statements, the Company incurred significant losses from operations and has an accumulated deficit at June 30, 2007 which raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.

Sincerely yours,

/s/ Kesselman & Kesselman
Kesselman & Kesselman
Certified Public Accountants (Israel)
A Member of PricewaterhouseCoopers International Limited
Tel-Aviv, Israel

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
Consolidated Balance Sheets as of June 30, 2007 and 2006 (unaudited), and December 31, 2006 (audited)
(in thousands of US dollars, except share amounts)

	June 30,		December 31,
	2007	2006	2006
Assets
CURRENT ASSETS:
Cash and cash equivalents	2,451	32,172	4,400
Short-term bank deposits	10,185	—	20,845
Trading securities	—	—	102
Property and equipment (held for sale) — net	35	43	18
Deferred tax asset	—	—	29
Other receivables and prepaid expenses	651	644	702
Total current assets	13,322	32,859	26,096
EMPLOYEE SEVERANCE PAY FUNDS	42	173	98
RESTRICTED LONG-TERM DEPOSITS	53	119	172
PROPERTY AND EQUIPMENT — net	128	620	490
INTANGIBLE ASSETS — net	18	32	25
DEFERRED TAX ASSET	—	—	19
Total assets	13,563	33,803	26,900
Liabilities and shareholders’ equity
CURRENT LIABILITIES:
Accounts payable and accrued expenses	3,130	2,705	3,003
Deferred gain	399	399	399
Other current liabilities	565	—	—
Total current liabilities	4,094	3,104	3,402

LIABILITY IN RESPECT OF EMPLOYEE SEVERANCE OBLIGATIONS	188	444	340
DEFERRED GAIN	198	598	398
COMMITMENTS AND CONTINGENCIES
Total liabilities	4,480	4,146	4,140
SHAREHOLDERS’ EQUITY:
Ordinary shares of NIS 0.02 par value (authorized 300,000,000 as of June 30, 2007, June 30, 2006 and December 31, 2006, issued and outstanding 220,154,349, 220,069,801 and 220,124,349 as of June 30, 2007, June 30, 2006 and December 31, 2006, respectively)	1,072	1,072	1,072
Additional paid in capital	137,583	135,667	136,611
Deficit accumulated during the development stage	(129,572)	(107,082)	(114,923)
Total shareholders’ equity	9,083	29,657	22,760
Total liabilities and shareholders’ equity	13,563	33,803	26,900

Date of approval of the interim financial statements: August 14, 2007.

/s/ Michael Weiss	/s/ Ron Bentsur
Michael Weiss	Ron Bentsur
Chairman of the	Chief Executive Officer
Board of Directors

The accompanying notes are an integral part of the condensed financial statements.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
Interim Consolidated Statements of Operations
for the Six Months Ended June 30, 2007 and 2006 (unaudited)
(in thousands of US dollars, except share and per share amounts)

			Period from
	Six months ended		March 9, 1993*
	June 30,		to June 30,
	2007	2006	2007
REVENUES:
Reimbursed out-of-pocket expenses	—	—	6,012
License	227	227	1,320
	227	227	7,332
COST OF REVENUES:
Reimbursed out-of-pocket expenses	—	—	6,012
License (with respect to royalties)	27	27	167
	27	27	6,179

GROSS MARGIN	200	200	1,153
RESEARCH AND DEVELOPMENT COSTS
(includes non-cash stock option compensation of $66 and $107, for the six months ended June 30, 2007 and 2006, respectively)	12,118	5,008	105,237
LESS - PARTICIPATIONS	56	—	11,006
	12,062	5,008	94,231
IN-PROCESS RESEARCH AND DEVELOPMENT COSTS	—	—	1,783
GENERAL AND ADMINISTRATIVE EXPENSES
(includes non-cash stock option compensation of $892 and $1,105, for the six months ended June 30, 2007 and 2006, respectively)	2,523	2,532	37,111
BUSINESS DEVELOPMENT COSTS (includes non-cash stock option compensation of $11 and $1, for the six months ended June 30, 2007 and 2006, respectively, and also includes stock appreciation rights compensation of $565 for the six months ended June 30, 2007)	828	168	5,982
OPERATING LOSS	15,213	7,508	137,954
FINANCIAL AND OTHER INCOME, net	351	323	8,635
LOSS BEFORE INCOME TAXES	14,862	7,185	129,319
INCOME TAXES	(213)	106	253
LOSS FOR THE PERIOD	14,649	7,291	129,572
BASIC AND DILUTED LOSS PER ORDINARY SHARE	$0.07	$0.04
WEIGHTED AVERAGE NUMBER OF SHARES USED IN COMPUTING BASIC AND DILUTED LOSS PER ORDINARY SHARE	220,145,233	183,085,938

* Incorporation date see Note 1.

The accompanying notes are an integral part of the condensed financial statements.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
Interim Consolidated Statements of Changes in Shareholders’ Equity
for the Six Months Ended June 30, 2007 (unaudited)
(in thousands of US dollars, except share amounts)

	Ordinary shares		Additional
	Number of		paid in
	shares	Amount	capital
BALANCE AT DECEMBER 31, 2006	220,124,349	1,072	136,611
CHANGES DURING THE SIX MONTHS ENDED JUNE 30, 2007:
Comprehensive loss - loss for the period	—	—	—
Non-employee stock option compensation expenses	—	—	5
Employee stock option compensation expenses	—	—	964
Exercise of stock options	30,000	**	3
BALANCE AT JUNE 30, 2007	220,154,349	1,072	137,583

	Deficit
	accumulated
	during the
	development
	stage	Total
BALANCE AT DECEMBER 31, 2006	(114,923)	22,760
CHANGES DURING THE SIX MONTHS ENDED JUNE 30, 2007:
Comprehensive loss - loss for the period	(14,649)	(14,649)
Non-employee stock option compensation expenses	—	5
Employee stock option compensation expenses	—	964
Exercise of stock options	—	3
BALANCE AT JUNE 30, 2007	(129,572)	9,083

** Represents an amount less than $1,000.

The accompanying notes are an integral part of the financial statements.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
Interim Consolidated Statements of Cash Flows
for the Six Months Ended June 30, 2007 and 2006 (unaudited)
(in thousands of US dollars)

			Period from
	Six months		March 9, 1993*
	ended June 30,		to June 30,
	2007	2006	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Loss for the period	(14,649)	(7,291)	(129,572)
Adjustments to reconcile loss to net cash used in operating activities:
Depreciation and amortization	69	114	3,141
Linkage difference on restricted long-term deposits	(2)	(4)	(9)
Acquisition of in process research and development	—	—	1,783
Gain on disposal of property and equipment	(53)	(25)	(92)
Increase (decrease) in liability in respect of employee severance obligations	(49)	35	1,187
Impairment charges	95	—	475
Gain from sales of investment securities	—	—	(410)
Other income related to exchange of shares	—	—	(100)
Loss from trading securities	48	—	46
Stock option based compensation expenses	969	1,213	6,427
Stock appreciation rights compensation expenses	565	—	565
Gain on amounts funded in respect of employee severance pay funds	—	—	(92)
Deferred tax asset	48	—	—
Changes in operating assets and liabilities:
Decrease (increase) in other receivables and prepaid expenses	5	38	(604)
Increase in accounts payable and accrued expenses	132	449	3,049
Increase (decrease) in deferred gain	(200)	(200)	597
Net cash used in operating activities	(13,022)	(5,671)	(113,609)

CASH FLOWS FROM INVESTING ACTIVITIES:
Decrease (increase) in short-term deposits	10,660	—	(10,185)
Decrease (increase) in restricted deposits	121	(5)	(44)
Investment in investment securities	—	—	(3,363)
Proceeds from sales of investment securities	—	—	3,773
Proceeds from sales of trading securities	54	—	54
Employee severance pay funds	(6)	(12)	(915)
Purchase of property and equipment	(47)	(16)	(4,089)
Proceeds from disposals of property and equipment	288	33	540
Acquisition in respect of license and purchase of assets	—	—	(548)
Net cash provided by (used in) investing activities	11,070	—	(14,777)

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
Interim Consolidated Statements of Cash Flows
for the Six Months Ended June 30, 2007 and 2006 (unaudited) (continued)
(in thousands of US dollars)

			Period from
	Six months		March 9, 1993*
	ended June 30,		to June 30,
	2007	2006	2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of share capital - net of share issuance expenses	—	24,391	128,734
Exercise of share warrants and stock options	3	92	2,103
Proceeds from long-term debt	—	—	399
Proceeds from short-term debt	—	—	50
Repayment of long-term debt	—	—	(399)
Repayment of short-term debt	—	—	(50)
Net cash provided by financing activities	3	24,483	130,837
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(1,949)	18,812	2,451
BALANCE OF CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,400	13,360	—
BALANCE OF CASH AND CASH EQUIVALENTS AT END OF PERIOD	2,451	32,172	2,451

Supplementary information on investing and financing
activities not involving cash flows -
Issuance of ordinary shares in respect of license, and purchase of assets	—	—	1,391
Conversion of convertible subordinated debenture into shares	—	—	1,700

Supplemental disclosures of cash flow information:
Income taxes paid	166	63	623
Interest paid	—	—	350

* Incorporation date see Note 1.

The accompanying notes are an integral part of the condensed financial statements.

XTL BIOPHARMACEUTICALS LTD.
(A Development Stage Company)
Notes to Interim Consolidated Financial Statements as of June 30, 2007 (unaudited)

Note 1 - General

BASIS OF PRESENTATION

XTL Biopharmaceuticals Ltd. (the “Company”) is a biopharmaceutical company engaged in the acquisition, development and commercialization of therapeutics for the treatment of unmet medical needs, particularly neuropathic pain and hepatitis C. The Company was incorporated under the Israel Companies Ordinance on March 9, 1993. The Company is a development stage company in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 7 “Accounting and Reporting by Development Stage Enterprises.”

In September 2005, the Company licensed from VivoQuest Inc. (“VivoQuest”), a United States (“US”) privately-held company, perpetual, exclusive, and worldwide rights to VivoQuest’s intellectual property and technology, covering a proprietary compound library, which includes VivoQuest’s lead hepatitis C compounds. In addition, the Company also acquired from VivoQuest certain assets.

The Company has a wholly-owned subsidiary in the US, XTL Biopharmaceuticals, Inc. (“Subsidiary”), which was incorporated in 1999 under the laws of the State of Delaware. Subsidiary is primarily engaged in development activities and business development. Subsidiary also has a wholly-owned subsidiary, XTL Development, Inc. (“XTL Development”), which was incorporated in 2007 under the laws of the State of Delaware and is engaged in development activities. See Note 4 in regards to XTL Development’s agreement with DOV Pharmaceutical, Inc. (“DOV”).

Through June 30, 2007, the Company has incurred losses in an aggregate amount of US $129.6 million. Such losses have resulted from the Company’s activities as a development stage company. It is expected that the Company will be able to finance its operations from its current reserves through 2007. Continuation of the Company’s current operations after utilizing its current cash reserves is dependent upon the generation of additional financial resources either through agreements for the commercialization of its product portfolio or through external financing. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company has not generated any revenues from its planned principal operations and is dependent upon significant financing to provide the working capital necessary to execute its business plan. If the Company determines that it is necessary to seek additional funding, there can be no assurance that the Company will be able to obtain any such funding on terms that are acceptable to it, if at all.

The interim financial statements at June 30, 2007 (“the interim statements”) were drawn up in condensed form, in accordance with US generally accepted accounting principles (“GAAP”) for interim financial information. Thus, the accounting principles applied in preparation of the interim statements are consistent with those applied in the preparation of annual financial statements. Nevertheless, the interim statements do not include all the information and explanations required for annual financial statements. Certain comparative figures have been reclassified to conform to the current period presentation.

STOCK - BASED COMPENSATION

The Company accounts for equity instruments issued to employees and directors in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R “Share - Based Payment” (“SFAS 123R”). SFAS 123R addresses the accounting for share-based payment transactions in which a company obtains employee services in exchange for (a) equity instruments of a company or (b) liabilities that are based on the fair value of a company’s equity instruments or that may be settled by the issuance of such equity instruments. SFAS 123R requires instead that such transactions be accounted for using the grant-date fair value based method.

The Company accounts for equity instruments issued to third party service providers (non-employees) in accordance with the fair value method prescribed by SFAS 123R, and the provisions of Emerging Issues Task Force Issue (“EITF”) No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services” (“EITF 96-18”).

The Company accounts for the transaction advisory fee in the form of stock appreciation rights (see Note 5) in accordance with the provisions of EITF 96-18 and by the provisions of EITF No. 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”).

RESEARCH AND DEVELOPMENT COSTS

Research and development costs are expensed as they are incurred and consist primarily of salaries and related personnel costs, fees paid to consultants and other third-parties for clinical and laboratory development, license and milestone fees, and facilities-related and other expenses relating to the design, development, testing, and enhancement of product candidates.

In connection with the purchase of assets, amounts assigned to intangible assets to be used in a particular research and development project that have not reached technological feasibility and have no alternative future use are charged to in-process research and development costs at the purchase date.

REVENUE RECOGNITION

The Company recognizes the revenue from its licensing agreement with Cubist Pharmaceuticals, Inc. (“Cubist”) under the provisions of the EITF No. 00-21 “Revenue Arrangements with Multiple Deliverables” and Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition.” Under those pronouncements, companies are required to allocate revenues from multiple-element arrangements to the different elements based on sufficient objective and reliable evidence of fair value. Since the Company does not have the ability to determine the fair value of each unit of accounting, the agreement was accounted for as one unit of accounting, after failing the separation criteria, and the Company recognizes each payment on the abovementioned agreement ratably over the expected life of the arrangement. See also Note 6 - Subsequent Events.

INCOME TAXES

On January 1, 2007, the Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies the criteria for recognizing tax benefits related to uncertain tax positions under SFAS No. 109, “Accounting for Income Taxes,” and requires additional financial statement disclosure. In summary, FIN 48 prescribes a new recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.

The adoption of FIN 48 has had no impact on the Company’s consolidated results of operations and financial position, since the Company has had no uncertain tax positions that fall within FIN 48.

In addition, the Company’s practice will be to recognize interest and penalties related to tax contingencies as income tax expense. As of January 1, 2007, tax contingencies include an immaterial amount related to interest and penalties none of which related to the adoption of FIN 48.

The Company files income tax returns in Israel. The Company received tax assessments for the years up to and including the 1998 tax year. The Company’s tax returns until 2002 are considered final.

The Company and Subsidiary file income tax returns in the US federal jurisdiction and in various states. The Company files US income tax returns since it had a permanent establishment in the US, which began in 2005. For those returns, the statute of limitations has expired for years prior to 2003. Tax years 2003 through 2006 are subject to examination by the federal and state taxing authorities, respectively. There are no income tax examinations currently in process, and the Subsidiary has not been audited for tax purposes since incorporation.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS IN THE UNITED STATES

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which provides guidance for using fair value to measure assets and liabilities. The standard also responds to investors’ requests for more information about (1) the extent to which companies measure assets and liabilities at fair value, (2) the information used to measure fair value, and (3) the effect that fair value measurements have on earnings. SFAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. The standard does not expand the use of fair value to any new circumstances. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company), and interim periods within those fiscal years. The Company is evaluating the potential impact of the new standard on its consolidated financial statements and disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial assets and financial liabilities at fair value. The objective of SFAS 159 is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. SFAS 159 is effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). The Company is evaluating the potential impact of the new standard on its consolidated financial statements and disclosures.

FUNCTIONAL CURRENCY

The currency of the primary economic environment in which the operations of the Company are conducted is the US dollar (“$” or “dollar”). Most of the Company’s expenses and revenues are incurred in dollars. A significant part of the Company’s capital expenditures and most of its external financing is in dollars. The Company holds most of its cash, cash equivalents and bank deposits in dollars. Thus, the functional currency of the Company is the dollar.

Since the dollar is the primary currency in the economic environment in which the Company operates, monetary accounts maintained in currencies other than the dollar (principally “cash and cash equivalents” and “accounts payable and accrued expenses”) are remeasured using the representative foreign exchange rate at the balance sheet date. Operational accounts and nonmonetary balance sheet accounts are measured and recorded at the rate in effect at the date of the transaction. The effects of foreign currency remeasurement are reported in current operations (as “financial and other income - net”) and have not been material to date. At June 30, 2007, the exchange rate of one dollar was New Israeli Shekel (“NIS”) 4.249 (NIS 4.225 at December 31, 2006 and NIS 4.44 at June 30, 2006).

Note 2 - Shareholders’ Equity

On April 26, 2007, the Company’s board of directors granted options to its employees and consultants to purchase a total of 500,000 ordinary shares at an exercise price equal to $0.374 per share (a price equal to the closing price of the Company’s American Depositary Receipts (“ADRs”), representing American Depositary Shares (“ADSs”), on the grant date, divided by ten). These options are exercisable for a period of ten years from the date of issuance, and granted under the Company’s 2001 Share Option Plan. The options vest annually over a period of one to four years.

Note 3 - Property and Equipment

The Company leased an aggregate of approximately 1,776 square meters of office and laboratory facilities in Rehovot, Israel, pursuant to a lease agreement that was set to expire in April 2007. On February 28, 2007, the Company exercised an option to renew the lease and to downsize the facilities to 414 square meters of office space; the renewed lease expires in April 2008, with an option to extend for an additional year through April 2009.

Subsequent to renewing the lease, the Company determined to dispose of certain unused assets (primarily lab equipment). Under the provisions of SFAS No. 144 “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company’s management reviewed the carrying value of certain property and equipment (primarily laboratory equipment), and recorded an impairment charge in an amount of $95,000 for the six months ended June 30, 2007.

As of June 30, 2007, the Company’s unused assets (primarily lab equipment) which are held-for-sale were classified as current assets at their net book value of $35,000. The Company expects to dispose of these assets during the remainder of 2007.

Note 4 - License Agreement with DOV Pharmaceutical, Inc.

In January 2007, XTL Development signed an agreement with DOV to in-license the worldwide rights for Bicifadine, a serotonin and norepinephrine reuptake inhibitor (SNRI) (the “DOV Transaction”). XTL Development intends to develop Bicifadine for the treatment of neuropathic pain - a chronic condition resulting from damage to peripheral nerves.

In accordance with the terms of the license agreement, XTL Development made an initial up-front payment of $7.5 million in cash, which was expensed in “Research Development Costs” in the Company’s consolidated statements of operations for the six month period ended June 30, 2007. In addition, XTL Development will make milestone payments of up to $126.5 million, in cash and/or ordinary shares of the Company over the life of the license, of which up to $115 million will be due upon or after regulatory approval of the product. XTL Development is also obligated to pay royalties to DOV on net sales of Bicifadine.

Note 5 - Transaction Advisory Fee Structured in the Form of Stock Appreciation Rights

In January 2007, XTL Development committed to pay a transaction advisory fee to third party intermediaries in regards to the DOV Transaction. The transaction advisory fee was structured in the form of stock appreciation rights (“SARs”) in the amount equivalent to (i) 3% of the Company’s fully diluted ordinary shares at the close of the transaction (representing 8,299,723 ordinary shares), vesting one year after the close of the transaction, and (ii) 7% of the Company’s fully diluted ordinary shares at the close of the transaction (representing 19,366,019 ordinary shares), vesting following successful Phase III clinical trial results or the acquisition of the Company. Payment of the SARs by XTL Development can be satisfied, at the Company’s discretion, in cash and/or by issuance of the Company’s registered ordinary shares. Upon the exercise of a SAR, the amount paid by the Company will be an amount equal to the amount by which the fair market value of one ordinary share of the Company on the exercise date exceeds the $0.34 grant price for such SAR (fair market value equals (i) the greater of the closing price of an ADR on the exercise date or (ii) the preceding five day ADR closing price average, divided by ten). The SARs expire on January 15, 2017. In the event of the termination of the license agreement under the DOV Transaction, any unvested SARs shall expire. In accordance with EITF 96-18 and EITF 00-19, the Company records SAR compensation expense which is included in Business Development Costs based on the fair value of the SAR at the reporting date, and the liability has been recorded as “other current liabilities” on its Consolidated Balance Sheet. The SAR compensation will be revalued, based on the then current fair value, at each subsequent reporting date, until payment of the stock appreciation rights have been satisfied.

Note 6 - Subsequent Events

On July 19, 2007, Cubist terminated the HepeX-B license agreement with the Company. As a result, during the subsequent reporting period, the Company will write-off the deferred gain of $597,000 and record license revenues of $680,000 and cost of revenues of $83,000.

In July 2007, the Company entered into an agreement with a clinical research organization regarding its planned Phase IIb study for Bicifadine in diabetic neuropathic pain.

On August 14, 2007, the Company’s Board of Directors, convened a shareholders meeting for September 25, 2007 in order for shareholders to approve that: (i) the registered share capital of the Company be increased from 300,000,000 Ordinary Shares to 500,000,000 Ordinary Shares, NIS 0.02 nominal value each, and (ii) the listing of the Company’s Ordinary Shares on the Official List of the United Kingdom Listing Authority be cancelled.

PROSPECTUS
November 20, 2007

7,248,502 American Depositary Shares
Each Representing Ten Ordinary Shares

XTL Biopharmaceuticals Ltd.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.  Indemnification of Directors and Officers

Israeli law permits a company to insure an office holder in respect of liabilities incurred by him or her as a result of an act or omission in the capacity of an office holder for:

•	a breach of the office holder’s duty of care to the company or to another person;

•	a breach of the office holder’s fiduciary duty to the company, provided that he or she acted in good faith and had reasonable cause to believe that the act would not prejudice the company; and

•	a financial liability imposed upon the office holder in favor of another person.

Moreover, a company can indemnify an office holder for any of the following obligations or expenses incurred in connection with the acts or omissions of such person in his or her capacity as an office holder:

•	monetary liability imposed upon him or her in favor of a third party by a judgment, including a settlement or an arbitral award confirmed by the court; and

•
reasonable litigation expenses, including attorneys’ fees, actually incurred by the office holder or imposed upon him or her by a court, in a proceeding brought against him or her by or on behalf of the company or by a third party, or in a criminal action in which he or she was acquitted, or in a criminal action which does not require criminal intent in which he or she was convicted; furthermore, a company can, with a limited exception, exculpate an office holder in advance, in whole or in part, from liability for damages sustained by a breach of duty of care to the company.

The Registrant’s Articles of Association allow for insurance, exculpation and indemnification of office holders to the fullest extent permitted by law. The Registrant has entered into indemnification, insurance and exculpation agreements with its directors and executive officers, following shareholder approval of these agreements. The Registrant has directors’ and officers’ liability insurance covering its officers and directors for a claim imposed upon them as a result of an action carried out while serving as an officer or director, for (a) the breach of duty of care towards the Registrant or towards another person, (b) the breach of fiduciary duty towards the Registrant, provided that the officer or director acted in good faith and had reasonable grounds to assume that the action would not harm the Registrant’s interests, and (c) a monetary liability imposed upon him in favor of a third party.

Item 9.  Exhibits

Exhibit Number	Description
1.1	**Form of Securities Purchase Agreement, dated October 25, 2007, by and among XTL Biopharmaceuticals Ltd., and the purchasers named therein

1.2	**Form of Registration Rights Agreement, dated October 25, 2007, by and among XTL Biopharmaceuticals Ltd. and the purchasers named therein

1.3	**Escrow Agreement, dated October 25, 2007, by and among XTL Biopharmaceuticals Ltd., the Placement Agents named therein, and Wilmington Trust Company as escrow agent

4.1	Form of Share Certificate (including both Hebrew and English translations) †

4.2	Form of American Depositary Receipt (included as Exhibit A in Exhibit 4.3)*

4.3	Form of Deposit Agreement, by and between XTL Biopharmaceuticals Ltd., The Bank of New York, as Depositary, and each holder and beneficial owner of American Depositary Receipts issued thereunder *

5.1	**Opinion of Kantor & Co. regarding legality of the ADRs

23.1	**Consent of Kantor & Co. (included in Exhibit 5.1)

23.2	**Consent of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd, dated October 30, 2007

23.3	**Letter dated October 30, 2007, from Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., related to Financial Information.

23.4	**Consent of Somekh Chaikin, a member firm of KPMG International, dated October 30, 2007

24.1	**Power of Attorney (included in the signature page hereto)

* Incorporated by reference from Amendment No. 1 to the registration statement on Form 20-F filed by XTL Biopharmaceuticals Ltd. with the Securities and Exchange Commission on August 10, 2005, as it may be amended or restated.

† Incorporated by reference from the annual report on Form 20-F filed by XTL Biopharmaceuticals Ltd. with the Securities and Exchange Commission on March 23, 2007.

** Previously filed.

Item 10.  Undertakings

A. Rule 415 Offering

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.

B. Subsequent Documents Incorporated By Reference

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Indemnification of Officers, Directors and Controlling Persons

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3, has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 20, 2007.

XTL BIOPHARMACEUTICALS LTD.

By:	/s/ Ron Bentsur
Name: Ron Bentsur
Title: Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated as of November 20, 2007.

Signatures	Title

* Michael S. Weiss	Chairman of the Board of Directors

/s/ Ron Bentsur Ron Bentsur	Chief Executive Officer

/s/ Bill Kessler Bill Kessler	Director of Finance (principal financial and accounting officer)

* William J. Kennedy, Ph.D	Non-executive Director

* Ido Seltenreich	Non-executive Director and External Director

* Vered Shany, D.M.D.	Non-executive Director and External Director

* Ben Zion Weiner, Ph.D	Non-executive Director

/s/ Ron Bentsur Ron Bentsur	Authorized U.S. Representative

* By:  /s/ Ron Bentsur

Ron Bentsur
Attorney-in-fact